Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Oblong, Inc. (formerly Glowpoint, Inc.) on Form S-3 (Nos. 333-252145, 333-251543 and 333-92129) and Form S-8 (Nos. 333-239802, 333-226719, 333-150436 and 333-196474) of our report dated March 30, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 30, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 30, 2021